Exhibit 10.2

CONFIDENTIAL MATERIALS OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASTERISKS DENOTE OMISSIONS.

Highly Confidential

For Settlement Purposes Only

Offered Under FRE 408

THIS TERM SHEET AGREEMENT, (this “Term Sheet”) is entered into as of March 6, 2017 (the “Effective Date”) by and between, Supernus Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, having offices located at 1550 East Gude Drive, Rockville, Maryland 20850, (“Supernus” or “Plaintiff”), on the one hand, and Actavis Laboratories, FL, Inc., a corporation organized and existing under the laws of Florida having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“AF”), Actavis Pharma, Inc., a corporation organized and existing under the laws of Delaware having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“Actavis Pharma”), and Watson Laboratories, Inc., a corporation organized and existing under the laws of Nevada having offices located at 400 Interspace Parkway, Parsippany, New Jersey 07054 (“Watson Laboratories”) (collectively “Actavis” or “Defendants”), on the other hand. Supernus and Actavis are collectively referred to herein as the “Parties,” or each individually as a “Party.”

This Term Sheet sets forth all the material terms and conditions of the Settlement Agreement and the License Agreement (the “Agreements”) to be entered into between Supernus and Actavis with respect to Actavis’s ANDA No. 206210 (“Actavis ANDA”) for topiramate extended release capsule 25, 50, 100, and 200 mg products (“the Actavis Topiramate XR Product”) and currently in litigation under Civil Action No. 14-cv-6102, pending in the United States District Court for the District of New Jersey (the “Pending Litigation”). This Term Sheet is intended to be a legally binding and enforceable agreement between the Parties and their respective successors and assigns. After the execution and delivery of this Term Sheet but prior to March 10, 2017, the Parties will enter into the Agreements.

I.             Settlement Agreement with Respect to the Pending Litigation

1.              Consent Judgment and Dismissal. The Parties will agree to enter into and file with the Court a Consent Judgment for Civil Action No. 14-cv-6102 in the United States District Court for the District of New Jersey. The Consent Judgment will enter judgment of non-infringement as to U.S. Patent Nos. 8,298,576; 8,298,580; 8,663,683; and 8,889,191 and will dismiss with prejudice Supernus’s claims and Actavis’s counterclaims as to U.S. Patent Nos. 8,877,248; and 8,992,989. Additionally, the Parties will dismiss Actavis, Inc. (n/k/a Allergan Finance LLC) and Actavis plc (n/k/a Allergan plc) from the Pending Litigation prior to entering the consent judgment in the Pending Litigation, as those parties no longer exist in the same corporate form and no longer have any ownership interest in the Actavis ANDA.

II.            License Agreement Concerning the Actavis Topiramate XR Product under Actavis’s ANDA

1.              Grant. Supernus hereby grants Actavis and its affiliates a non-exclusive license (i) under U.S. Patent Nos. 8,298,576; 8,298,580; 8,663,683; 8,877,248; 8,889,191; and 8,992,989 (the

“Patents-in-Suit”) and all continuations, continuations-in-part, divisionals, re-examinations, and reissues thereof as well as (ii) any patent that may be listed in the Orange Book as covering Trokendi XR® extended release capsules or its uses now or in the future, in case of each of (i) and (ii) to make, have made, use, offer for sale, sell and import in and for the United States, its territories and possessions (the “Territory”), the Actavis Topiramate XR Product under the Actavis ANDA (the “Topiramate XR Product License”).

a.              License Effective Date. The Topiramate XR Product License shall become effective on the “License Effective Date,” which shall be the ** of:

i.                  January 1, 2023;

ii.               the date of a ** that is no longer ** to ** (other than a ** to the ** for a ** all of the then ** and ** of the ** that have not ** to be ** or **;

iii.            the date of a ** that is no longer ** to ** (other than a ** to the ** for a ** all of the then ** and ** of the ** that have not ** to be ** by a ** that has ** or ** from the **;

iv.           the ** date of any ** to the ** that ** to any ** for any **;

v.              the date of a ** by any ** of a ** that is the subject of an ** or a **;

vi.           the date an ** of an ** is ** by ** or any **;

vii.        the date the ** are ** from the ** for **;

viii.           the date on which ** an ** for the ** of ** or ** that is not (i) “ ** of ** that can be **” as ** in the ** or (ii) otherwise ** by the **; or

ix.           the date that is the ** of (A) the date that is the ** of (i) the ** following the ** of a ** in which the ** of ** during such ** are at least ** than the ** of ** (defined as the ** of ** during any such ** as ** by ** (whether ** or **)) for the ** (defined as the ** in which the ** are **) for the immediately **, (ii) the day following the ** day of a ** that is, on a **, the ** during which the ** for ** has ** at least ** as ** the **, where such ** is as ** by ** for such ** period(s), or (iii) the day following the ** day of any **, ** period during which the ** of ** has declined **, in the **, during such ** period, where such ** is as ** by ** for each of the ** included in such ** and (B) **. The foregoing shall ** in the event such ** in ** can be ** to (i) ** and ** issues (**) or (ii) a ** or **. Supernus shall provide Actavis with prompt written notice of any such ** or ** which may be expected to ** a ** in **.

b.              Royalty. During the term of the license agreement (which shall expire no later than the expiration of the last valid claim of the Patents-in-Suit) Actavis will pay a royalty on the

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** of the Actavis Topiramate XR Product of: (i) ** when there are **; (ii) ** when there is **; (iii) ** when there are **, and (iv) ** (i.e., **) when there are ** until the expiration of the ** valid claim of the **. Notwithstanding the foregoing, with respect to any ** pursuant to ** set forth in ** of this **, ** will pay a ** on the ** of such ** of **. For clarity, such ** shall cease to apply to any ** a License Effective Date.

i.                  The royalty terms in the definitive agreement shall use the defined terms set forth in, and the calculation and true-up processes contemplated by, Attachment A to this Term Sheet.

c.               Effect of a ** for **, ** and **. Should a ** be deemed to be a “**” (as defined in **) with respect to the **, ** and **, and such ** be deemed by ** to have ** its **, then Actavis will be the ** (** as to **) for the **, ** and ** for the first ** that such ** or is otherwise entitled to sell its **, ** and **, by **, **, or **. At ** option upon written notice delivered to ** no ** than ** after the ** by the **, ** shall continue to ** on a ** for a period of up to ** from the date of the ** with **, ** and ** on a ** and upon ** agreed to by ** and **. Such ** may be ** upon ** by the parties. The ** for ** will be ** in favor of **. Within ** prior to the ** of this **, or any **, the Parties agree to discuss in good faith a mutually agreeable ** to the ** or **, as applicable. All other “accelerators” defined in sections (a)(ii)-(a)(ix) will continue to apply, as applicable.

d.              Waiver of Regulatory Exclusivities. Supernus hereby unconditionally and irrevocably waives, with respect to the Actavis Topiramate XR Product, any and all regulatory exclusivities that may prevent approval or marketing of the Actavis Topiramate XR Product in the Territory under the Actavis ANDA prior to the License Effective Date.

e.               Assignment. The Agreements will be applicable and/or assignable to all successors and permitted assigns of either Party.

2.              Restricted Right of Entry. In the event that an unlicensed generic Trokendi XR® product is launched commercially in the United States (“Unlicensed Launch”) by any entity other than Actavis or its affiliates or a third party acting pursuant to an agreement or understanding or otherwise in privity with Actavis or its affiliates (the “Unlicensed Launch Date”), ** shall have the **, **, to **, **, **, **, ** and ** the ** in and for the ** on (i) if ** with the ** a ** for ** and/or ** (“**”) ** or ** of the **, the earlier of (x) ** after the **, (y) if the ** was ** in an **, the date the ** the **, and (z) if the ** was ** in a ** and the ** the ** the later of (a) ** after the date the ** the **, and (b) if ** a ** for a ** or ** of the ** in an **, the date the ** the **; and (ii) if ** does ** with the ** a ** for ** or ** of the **, ** after the **; provided, in each case, that the ** which is the subject of the ** continues to be ** in the ** on such date. However, if ** subsequently ** a ** said ** or such ** is otherwise no longer being ** in the ** for any reason, ** shall ** its **, **, ** and ** of the **. A “Business Day” means any day other than a Saturday,

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Sunday, or a day on which banks in New York, New York are authorized or required by law to close.

3.              Admissions, Representations, and Covenants

a.              Supernus hereby covenants not to sue Actavis and its affiliates with respect to any and all patents in Supernus’s ownership or control, whether currently issued or to be issued at a later date, related to the Actavis Topiramate XR Product and such covenant shall be effective on the License Effective Date.

b.              Unless required or requested by the FDA, including in connection with any pediatric studies as referenced in the August 16, 2013 letter from FDA to Supernus, Supernus hereby covenants that, on or prior to the ninetieth (90th) day after the Topiramate XR Product License Effective Dates, neither Supernus nor any of its affiliates will apply for approval under the NDA No. 201635 (the “Supernus NDA”) to make, use, sell, offer for sale or import any dosage strengths of the products described in NDA No. 201635 (the “Supernus Product”) in the Territory other than the dosage strengths currently set forth in the Supernus NDA.

c.               Supernus and its affiliates shall not ** or ** to ** with the FDA approval of the Actavis ANDA, or the ** of the ** as of the License Effective Date, including by: (i) **, **, ** as “**” or ** the ** prior to the ** day after ** of the ** in the **; (ii) ** or ** any ** with respect to the ** from the **; (iii) ** for ** prior to the ** of the ** in the **; (iv) **, **, to **, or otherwise ** the ** of the ** (** due to a ** or ** issue) prior to ** of the ** in the **; (v) ** or otherwise ** any ** with the ** to ** any of the ** from the ** (** due to a ** or ** issue) prior to the ** day after ** of the ** in the **; or (vi) filing any ** with the ** relating to ** the sole purpose of which is to ** in ** of the **.

d.              Actavis represents and warrants that it has not granted or assigned to any third party, directly or indirectly, any right or license under or to the Actavis ANDA or the Actavis Topiramate XR Products, and covenants that it shall not do any of the foregoing.

e.               Solely with respect to the Actavis ANDA, Actavis Topiramate XR Products, and the Pending Litigation, Actavis hereby admits that Patents-in-Suit are valid and enforceable and will agree not to assist, coordinate with, or otherwise help any other third parties in prosecuting, defending, or settling their litigations concerning their abbreviated new drug applications to market generic versions of Supernus’s Trokendi XR® product, except as required by law. Actavis will agree not to itself, or assist or enable a third party, to: (i) challenge the validity or enforceability of the Patents-in-Suit with respect to the Actavis ANDA or a generic Trokendi XR® Product; or (ii) make, use, sell, offer for sale, and/or import, or otherwise contract with any third party regarding making, using, sale, offer for sale, and/or importation of a generic Trokendi XR® product. Actavis’

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Wholesaler and API affiliates (to be defined in the Settlement Agreement) will not be subject to this restriction. Solely with respect to the Actavis ANDA, Actavis Topiramate XR Products, and the Pending Litigation, Actavis hereby admits, but for the license granted herein, that U.S. Patent Nos. 8,877,248 and 8,992,989 would be infringed by the making, using, selling, offering for sale or importing of the Actavis Topiramate XR Products. For the avoidance of doubt, nothing in sub-sections d or f preclude Actavis from filing or maintaining its PIV certifications against the Licensed Patents with respect to the Actavis ANDA, challenging the Licensed Patents with respect to another product other than Trokendi XR®.

f.                Nothing will be deemed to prevent or restrict Actavis from marketing of a generic Trokendi XR® product the marketing, manufacturing, and the using of which would not directly infringe, or induce or contribute to the infringement by a third party of, the Patents-in-Suit.

g.               Actavis and its affiliates will not release (including any oral or written release or waiver of any right) or grant a waiver of conflict of interest or otherwise take any action which would allow or permit any attorney (including any of the attorneys or law firms of record in the Pending litigation) or any expert, agent, or consultant (whether retained by Actavis, its affiliates, or by any attorney that represents Actavis) to: (i) assist, or cooperate with, any third party (including any current or future litigant in a litigation against Supernus) with respect to a generic Trokendi XR® product, or (ii) take any action on behalf of a third party which, if taken by Actavis, would be prohibited.

h.              Supernus will explicitly retain the right itself, or through an affiliate, to market at any time an authorized generic product, and to grant one or more licenses under the Patents-in-Suit to third parties, and/or, except as set forth in Paragraph II.1.c, supply authorized generic product to third parties at any time, including, without limitation, in settlement of litigation related to a generic Trokendi XR® product.

4.              Additional **. In addition to the Topiramate XR Product License granted in Paragraph II.1, Supernus hereby grants Actavis a ** (i) starting ** to a reasonably anticipated **, to **, **, and/or ** the ** under the ** solely for the purpose of ** for a ** of such ** in or for the ** on the ** and (ii) starting ** to a reasonably anticipated **, to engage in ** including ** and ** in **, and ** into ** beginning ** to a reasonably anticipated **.

5.              Most Favored Nation. Supernus represents, warrants and covenants to Actavis that the ** and ** being offered to Actavis are and will be ** to or ** than the terms ** by Supernus to any ** with respect to any **.  If Supernus has entered or enters into a ** providing any such ** with ** and **, then the applicable terms in the Agreements would be ** to provide such ** to Actavis. Supernus will notify Actavis within ** of entering into any such **.

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6.              Change in Label. ** to the License Effective Date, Supernus will provide written notice to Actavis within ** each time either (i) Supernus submits a document to FDA seeking a change in the label for Trokendi XR®, including any specific labeling amendments or supplements to the Supernus NDA or (ii) FDA communicates to Supernus a suggestion or directive to make a change to the label for Trokendi XR®. In each case such notice shall include the text of the proposed or directed label change.

III.          Governing Law of this Term Sheet

1.              Governing Law. This Term Sheet shall be governed, interpreted and construed in accordance with the laws of the State of New York, without giving effect to choice of law principles. The Parties expressly exclude application of the United Nations Convention for the International Sale of Goods. The Parties irrevocably agree that the federal district court in the State of New York shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Term Sheet and, accordingly, any such proceeding arising out of or in connection with this Term Sheet shall be brought in the United States District Court for the Southern District of New York. Notwithstanding the foregoing, if there is any dispute for which the federal district court in the State of New York does not have subject matter jurisdiction, the courts located in the State and City of New York shall have jurisdiction. In connection with any dispute arising out of or in connection with this Term Sheet, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts located in the State of New York.

2.              Counterparts. This Term Sheet shall become binding when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the Parties hereto. This Term Sheet may be executed in any number of counterparts (including facsimile or e-mail counterparts), each of which shall be an original as against a Party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

3.              Antitrust Review. This Term Sheet and the Agreements will be submitted to the federal antitrust agencies pursuant to the Medicare Modernization Act within ten (10) business days of their execution. To the extent that any legal or regulatory issues or barriers arise with respect to this Term Sheet or the Agreements, or any subpart thereof, the Parties will work together in good faith and use reasonable efforts to modify this Term Sheet or the Agreements to overcome any such legal or regulatory issues (including, for example, objections by the federal antitrust agencies or any applicable court) in a mutually acceptable fashion, but in no event shall either Party be required to agree to any modification of this Term Sheet or the Agreements that materially affects the economic value of the transactions contemplated hereby.

4.              Publicity and Confidentiality. No Party shall make any announcement or other publicity relating to this Term Sheet or the transactions contemplated by this Term Sheet without the prior written consent of the other Party, which consent may be withheld at such other Party’s sole discretion. Additionally, each Party shall protect the confidentiality of information exchanged during the course of the negotiation of this Term Sheet and the transaction

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contemplated by this Term Sheet and neither Party shall disclose to any third party the confidential information of the other Party received in connection with the negotiation of this transaction. The foregoing notwithstanding, (i) either Party may disclose such terms as otherwise required by applicable law or regulation, including without limitation securities reporting requirements, or by the rules or regulations of any stock exchange to which such Party is subject; and (ii) either Party may, without the consent of the other Party, issue a press release which states publicly that the Pending Litigation has been settled, that Actavis may launch the Actavis Topiramate XR Products on January 1, 2023 (or earlier under certain circumstances) and that the remaining terms are confidential (and such additional information as may be permitted pursuant to clause (i) above).

[Signature Page Follows]

[Signature Page to Term Sheet Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

SUPERNUS PHARMACEUTICALS, INC.

By:	/s/ Jack Khattar

Name:	Jack Khattar

Title:	President & CEO

[Signature Page to Term Sheet Regarding Extended Release Topiramate Oral Capsule Product]

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed by their authorized representatives as of the Effective Date.

ACTAVIS LABORATORIES, FL, INC.			ACTAVIS PHARMA, INC.

By:	/s/ Daniel Motto	By:	/s/ Daniel Motto

Name:	Daniel Motto	Name:	Daniel Motto

Title:	SVP Global Business Development	Title:	SVP Global Business Development

By:	/s/ Colman B. Ragan	By:	/s/ Colman B. Ragan

Name:	Colman B. Ragan	Name:	Colman B. Ragan

Title:	Associate General Counsel	Title:	Associate General Counsel
	U.S. IP Litigation		U.S. IP Litigation

WATSON LABORATORIES, INC.

By:	/s/ Daniel Motto

Name:	Daniel Motto

Title:	SVP Global Business Development

By:	/s/ Colman B. Ragan

Name:	Colman B. Ragan

Title:	Associate General Counsel
U.S. IP Litigation

ATTACHMENT A

Royalty Related Definitions and Terms

“**” means ** (as defined below) ** (i) **, (ii) ** and (iii) ** (each as defined below).

“Net Sales” shall mean, with respect to the Teva Product sold in the Territory, the ** by Teva and its Affiliates on an arms-length basis to Third Parties in the Territory, ** the following **, all determined in accordance with ** for other pharmaceutical products, **:

(i) ** of ** in the Territory to cover ** given by Teva (and its Affiliates);

(ii) reasonable ** for any ** on account of **, **, **, **, **, or other similar ** affecting the product;

(iii) reasonable ** for **, **, **, **, and ** to ** and other **, **, **, **, **, other ** or ** or other **;

(iv) reasonable ** for amounts due to ** on account of **, including **, or other ** provided, based on ** by Teva and its Affiliates to any ** or ** in respect of ** or **, ** or similar **;

(v) reasonable ** for ** and ** to ** on account of **, **, ** or **;

(vi) any government mandated **, including, without limitation, the ** imposed pursuant to the ** (as amended or replaced);

(vii) the ** associated with any ** required ** and ** for the Teva Product; and

(viii) other specifically identifiable amounts that have been ** or ** the Teva Product’s ** and are substantially similar to those ** and ** listed above.

“Teva’s **” means, with respect to the Teva Product, (i) the costs of ** (including ** and **), **, **, ** and other costs directly incurred by Teva in connection with the manufacture of the Teva Product; (ii) ** and ** (including, without limitation, **, **, **, **, ** and **, ** of the ** and ** of the **) attributable to the manufacture of the Teva Product; and (iii) the costs of ** and ** acquired by Teva in connection with the manufacture of the Teva Product, ** of **, to the extent not included in clause (i); in each case in accordance with GAAP as reflected in Teva’s or one of its Affiliates’ financial statements and as applied on a consistent basis and measured in United States dollars.

“Teva’s **” means ** of ** of the **.

“Teva’s Sales and Marketing Costs” means ** of ** of the **.

True-Up.

(a) During the applicable term, on an ** basis, following the ** from **, Teva shall perform a “true

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up” reconciliation (and shall provide XXX with a written report of such reconciliation) of the ** outlined in the definition of “**.” The reconciliation shall be based on ** or ** an ** for any ** related to the product, but ** at the ** of the **. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within ** after the date of delivery of such report.

(b) Within ** after the ** or ** of the applicable agreement, Teva shall perform a “true-up” reconciliation (and shall provide XXX with a written report of such reconciliation) of the items comprising ** from **. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within ** after the date of delivery of such report.

Royalty Reporting — ** after **

Royalty Payments — ** after **

Product Invoice Payments — ** from ** date if Teva is purchasing.

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